Exhibit 15

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

between

CARLSON CAPITAL, L.P.,

as the Investor

and

SWK HOLDINGS CORPORATION,

as the Company

Dated as of August 18, 2014

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

3

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT, dated as of August 18, 2014 (this “Agreement”), between Carlson Capital, L.P., a Delaware limited partnership (the “Investor”), and SWK Holdings Corporation, a Delaware corporation (the “Company”). Capitalized terms used and not otherwise defined herein will have the meanings ascribed to such terms in Annex I to this Agreement.

RECITALS

WHEREAS, the Company desires to issue, in multiple issuances, and the Investor desires to cause one or more of its Affiliates to purchase in each such issuance, certain shares of the common stock of the Company, par value $0.001 per share (the “Common Stock”), on the terms and subject to the conditions set forth herein;

WHEREAS, in connection such issuance, (i) the Company and the Investor are entering into a Stockholders’ Agreement in the form attached hereto as Exhibit A (the “Stockholders’ Agreement”), (ii) the Company and certain Affiliates of the Investor are terminating the Voting Agreement, dated as of September 6, 2013, among such Affiliates and the Company by executing a termination in the form attached hereto as Exhibit B (the “Voting Agreement Termination”), (iii) the Company and Computershare Trust Company, N.A. (“Computershare”) are entering into an amendment to the Second Amended Rights Agreement, dated as of February 2, 2012, by and between the Company and Computershare in the form attached hereto as Exhibit C (the “Rights Agreement Amendment”), and (iv) the Company is entering into management employment agreements with Brett Pope and Winston Black in the forms attached hereto as Exhibit D and Exhibit E, respectively (the “Management Employment Agreements”); and

WHEREAS, the Company and the Investor desire to cause the Company to conduct a rights offering (the “Rights Offering”), substantially on the terms set forth in the registration statement on Form S-1 filed by the Company with the SEC on February 13, 2014, as the same has been (and as it may be) amended and supplemented, at a price per right of $0.86 (including each amendment and supplement thereto, the “Registration Statement”).

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

ISSUANCE OF SHARES AND RIGHTS OFFERING

Section 1.1 Issuance of the Shares at the Initial Closing. Upon the terms and subject to the conditions of this Agreement, at the Initial Closing the Company is issuing and delivering shares of Common Stock to Double Black Diamond Offshore Ltd., a Cayman Islands company (“DBD”), and Black Diamond Offshore Ltd., a Cayman Islands company (together with DBD, the “Funds,” and the aggregate shares delivered to the Funds at the Initial Closing, the “Initial Closing Shares”), as set forth on Exhibit F for an aggregate purchase price equal to the product of (a) $1.37 multiplied by (b) the number of Initial Closing Shares (the “Initial Closing Purchase Price”).

Section 1.2 Initial Closing. The issuance of the Initial Closing Shares is taking place at a closing (the “Initial Closing”) at the offices of Gibson, Dunn & Crutcher LLP, 2100 McKinney Avenue, Suite 1100, Dallas, Texas 75201, at 10:00 a.m., Dallas time on the date hereof (the “Closing Date”).

Section 1.3 Deliverables at the Initial Closing.

(a) At the Initial Closing, the Investor is delivering to the Company:

(i) an amount equal to the Initial Closing Purchase Price in immediately available funds by wire transfer to an account designated in writing by the Company to the Investor;

(ii) an executed counterpart of each of the Stockholders’ Agreement and the Voting Agreement Amendment, in each case signed by each party thereto other than the Company; and

(iii) a written letter to the Company withdrawing the letter that the Investor, the Funds and certain Affiliates thereof delivered to the Company on July 16, 2014, providing formal notice that the Funds will nominate Edward B. Stead and D. Blair Baker for election to the Board at the 2014 annual meeting of the Company’s stockholders.

(b) At the Initial Closing, the Company is delivering to the Investor:

(i) evidence of the issuance of the Initial Closing Shares to the Funds in form and substance reasonably satisfactory to the Investor;

(ii) an executed counterpart of each of the Ancillary Agreements, signed by each party other than the Investor and its Affiliates;

(iii) a signed tax opinion of legal counsel to the Company, in a form reasonably satisfactory to the Investor, to the effect that (A) the transactions contemplated by this Agreement will not create an ownership change under Section 382(g) of the Code, and (B) the Company will not become a “Personal Holding Company” as such term is defined in the Code;

(iv) signed letters, effective as of the consummation of the Initial Closing, from each of William T. Clifford, Michael A. Margolis and John Nemelka, (A) evidencing the resignation of each such person from the Board and from any Board committee positions and officerships of the Company held by such person, and (B) waiving all claims that such person has against the Company (except for claims arising out of the Company’s obligations to indemnify such person as established by applicable Law or the Company Organizational Documents or the Indemnification Agreements); and

(v) resolutions of the Board certified by an officer of the Company, effecting the appointment of Christopher W. Haga, D. Blair Baker, and Edward B. Stead to the Board, effective as of the consummation of the Initial Closing.

Section 1.4 Rights Offering.

(a) From and after the Initial Closing, the Company shall use its reasonable best efforts to, and the Investor shall use its reasonable best efforts to cause the Company to, (i) as promptly as reasonably practical following the Initial Closing, file a pre-effective amendment to the Registration Statement, (ii) promptly respond to any comments to the Registration Statement raised by the staff of the SEC, and (iii) as promptly as reasonably practical following the Initial Closing, cause the Registration Statement and any post-effective amendment to be declared effective by the SEC.

(b) Promptly following the date on which the Registration Statement is declared effective by the SEC, the Company shall use its reasonable best efforts to, and the Investor shall use its reasonable best efforts to cause the Company to, print and file with the SEC the final prospectus relating to the Rights Offering to be filed pursuant to Rule 424 of the Securities Act (as amended or supplemented, the “Prospectus”), distribute the Prospectus to stockholders of the Company and effect the Rights Offering substantially on the terms set forth in the Registration Statement. The number of rights issued to each stockholder of the Company pursuant to the Rights Offering shall be determined based on such stockholder’s pro rata ownership of the Company, without taking into account the effect of the issuance of the Initial Closing Shares. The Investor will, and will cause its Affiliates to, exercise all rights issued to the Investor and its Affiliates to subscribe for shares of Common Stock (without taking into account the effect of the issuance of the Initial Closing Shares). The Company will engage the Investor, and the Investor will accept the engagement of the Company, to purchase the unsubscribed portion of any rights offered in the Rights Offering pursuant to the terms of the Standby Purchase Agreement filed as Exhibit 4.5 to the Registration Statement. Except as set forth in this Section 1.4(b), the Investor and its Affiliates shall participate in the Rights Offering on the same terms as each other stockholder of the Company, including with respect to the purchase price paid for shares of Common Stock purchased in the Rights Offering.

Section 1.5 Dilution Make-Whole Issuance of the Shares at the Subsequent Closing. Upon the terms and subject to the conditions of this Agreement, within three Business Day following the closing of the Rights Offering, the Company shall notify the Investor in writing (the “Subsequent Closing Notice”) of the number of shares of Common Stock (taking into account the Initial Closing and the closing of the Rights Offering, including any shares of Common Stock purchased by the Investor and its Affiliates in the Rights Offering) to be purchased by the Investor and its Affiliates such that the Investor’s and its Affiliates’ Voting Percentage equals 69% (the “Dilution Make-Whole Shares,” and collectively with the Initial Closing Shares, the “Shares”). At the Subsequent Closing, the Company shall issue and deliver the Dilution Make-Whole Shares to the Funds for an aggregate purchase price equal to the product of (a) $1.37 multiplied by (b) the number of Dilution Make-Whole Shares (the “Dilution Make-Whole Purchase Price”).

Section 1.6 Subsequent Closing. The issuance of the Dilution Make-Whole Shares shall take place at a closing (the “Subsequent Closing”) to be held at the offices of Gibson, Dunn & Crutcher LLP, 2100 McKinney Avenue, Suite 1100, Dallas, Texas 75201, at 10:00 a.m., Dallas time on the date that is two Business Days following receipt by the Investor of the Subsequent Closing Notice, or at such other place or at such other time or on such other date as the Company and the Investor mutually may agree in writing.

Section 1.7 Deliverables at the Subsequent Closing.

(a) At the Subsequent Closing, the Investor shall deliver to the Company an amount equal to the Dilution Make-Whole Purchase Price minus the amount of Transaction Expenses incurred and not included in the Initial Closing Transaction Expenses, with the aggregate amount of Transaction Expenses (including the Initial Closing Transaction Expenses) not to exceed $900,000, in immediately available funds by wire transfer to an account designated in writing by the Company to the Investor.

(b) At the Subsequent Closing, the Company shall deliver to the Investor:

(i) evidence of the issuance of the Dilution Make-Whole Shares to the Funds in form and substance reasonably satisfactory to the Investor; and

(ii) a signed tax opinion of legal counsel to the Company, in a form reasonably satisfactory to the Investor, to the effect that (A) the transactions contemplated by this Agreement will not create an ownership change under Section 382(g) of the Code, and (B) the Company will not become a “Personal Holding Company” as such term is defined in the Code.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement and the Company SEC Documents filed with the SEC since June 30, 2012 and publicly available prior to the date of this Agreement (other than any disclosures set forth in any risk factor section and any other disclosures included in the Company SEC Documents to the extent they are predictive, cautionary or forward-looking in nature), the Company represents and warrants to the Investor as of the date of this Agreement as follows:

Section 2.1 Organization. The Company and each of its Subsidiaries (a) is duly organized, validly existing and in good standing as a corporation or other entity under the Laws of its jurisdiction of organization, (b) has the requisite corporate or other entity power and authority to own, lease and operate its properties and assets and conduct its business as currently conducted and (c) is duly qualified as a foreign entity for the transaction of business, and is in good standing, under the Laws of each other jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification except, in the case of clause (c), where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

Section 2.2 Authorization.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, and no further approval or authorization is required on the part of the Company. This Agreement and each Ancillary Agreement to which the Company is a party constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar Laws affecting creditors’ rights generally and by general equitable principles and except as may be limited by applicable Law and public policy.

(b) The Board has taken all necessary action to approve the Investor becoming an “interested stockholder,” such that the Investor shall not be prohibited or restricted from entering into or consummating a “business combination” with the Company (in each case as the term is used in Section 203 of the DGCL) without obtaining any stockholder vote otherwise required by such Section 203 of the DGCL as a result of the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement will not cause to be applicable to the Company any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under the DGCL or any other applicable Law.

Section 2.3 Capitalization.

(a) As of the date hereof, (i) the Company is authorized to issue up to 250,000,000 shares of Common Stock and has 43,174,894 shares of Common Stock outstanding and (ii) the Company is authorized to issue up to 5,000,000 shares of preferred stock, par value $0.001, that may be issued in one or more series and no shares of preferred stock are outstanding. As of the date hereof there are outstanding options and warrants to purchase an aggregate of not more than 2,670,000 shares of Common Stock. Except as described in the foregoing sentence and for the Shares, the Company has not issued or agreed to issue any (x) shares of capital stock or other equity, ownership or voting interests, (y) securities or instruments convertible into or exchangeable for shares of capital stock or other equity, ownership or voting interests, or (z) equity-equivalents, earnings, profits or revenue-based or equity-based rights. All of the outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any pre-emptive rights, resale rights, rights of first refusal or similar rights. There are no outstanding obligations of the Company that relate to the holding, voting or disposition of any shares of capital stock or other equity, ownership or voting interests.

(b) Schedule 2.3(b) sets forth a complete and correct list of all of the Company’s Subsidiaries. Except as set forth on Schedule 2.3(b), all of the outstanding shares of capital stock of or other equity interests in each of the Company’s Subsidiaries has been duly and validly authorized and issued, are fully paid and non-assessable, were not issued in violation of any pre-emptive rights, resale rights, rights of first refusal or similar rights, and are owned directly or indirectly by the Company, free and clear of all Liens. Except as set forth on Schedule 2.3(b), the Company does not Beneficially Own, directly or indirectly, any equity interests of any Person, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

Section 2.4 Valid Issuance of Shares. The Shares were duly authorized by all necessary corporate action on the part of the Company and, when issued and delivered by the Company against payment therefor as provided in this Agreement, the Shares (a) will be validly issued, fully paid and nonassessable, and (b) will not be subject to any statutory or contractual preemptive rights or other similar rights of stockholders.

Section 2.5 Non-Contravention; Governmental Authorizations.

(a) The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereunder and thereunder will not: (i) conflict with or violate any provision of the Company Organizational Documents, (ii) conflict with or result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right to termination, acceleration or cancellation under any Contract to which the Company or any of its Subsidiaries is a party or by which their respective properties may be bound or affected, or (iii) conflict with or violate any Law applicable to the Company, except in the case of clause (ii) and (iii), as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(b) Each approval, consent, order, authorization, designation, declaration or filing by or with any Governmental Entity necessary in connection with the execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated herein has been obtained or made and is in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the Company’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

Section 2.6 Litigation. There are no Actions pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their officers or directors (in their capacity as such), except Actions which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

Section 2.7 Compliance with Laws; Permits.

(a) The Company and each of its Subsidiaries conduct, and since June 30, 2012 have conducted, their businesses in compliance with all applicable Laws, except for any noncompliance that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. None of the Company or any of its Subsidiaries has received any written, or to the Company’s knowledge oral, notice alleging that it may be in violation of any Law.

(b) The Company and its Subsidiaries have all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, any Governmental Entities that are required in order to carry on their business as presently conducted, except where the failure to have such permits, licenses, authorizations, orders and approvals or the failure to make such filings, applications and registrations would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect; and all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened, and all such filings, applications and registrations are current, except where such absence, suspension or cancellation would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

Section 2.8 Periodic Filings; Financial Statements; Undisclosed Liabilities.

(a) Except as set forth on Schedule 2.8, since June 30, 2012, the Company has timely filed all material reports, registrations, documents, filings, statements and submissions, together with any required amendments thereto (collectively, the “Company SEC Documents”), that were required to be filed with the SEC under the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder (the “Securities Act”), and the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder (the “Exchange Act”). As of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the Company SEC Documents contained, when filed with the SEC, and if amended as of the date of such amendment, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed document with the SEC.

(b) The Company’s consolidated financial statements, including the notes thereto, included or incorporated by reference in the Company SEC Documents (the “Company Financial Statements”) (i) are correct and complete in all material respects and have been prepared in a manner consistent with the Company’s and its Subsidiaries’ books and records, (ii) have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes and schedules thereto) during the periods involved, (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (iv) present fairly in all material respects the Company’s consolidated financial position at the dates thereof and of its operations and cash flows for the periods specified therein (subject to the absence of notes and year-end adjustments in the case of unaudited statements).

(c) Neither the Company nor any of its Subsidiaries has any liabilities or obligations (accrued, absolute, contingent or otherwise, known or unknown and whether or not required by GAAP to be reflected on a balance sheet of the Company), other than liabilities or obligations (A) reflected on, reserved against, or disclosed in the notes to, the consolidated balance sheets of the Company Financial Statements, (B) incurred in the ordinary course of business consistent with past practice since the date of the last consolidated balance sheet in the Company Financial Statements or (C) that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(d) The Company (i) has implemented and maintains financial reporting and disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. As of the date hereof, the Company has no knowledge of any reason that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.

(e) The books of account and other financial records of the Company and its Subsidiaries (i) are accurate, complete, and correct in all material respects, (ii) represent actual, bona fide transactions, and (iii) have been maintained in accordance with sound business practices, including the maintenance of adequate internal accounting controls.

Section 2.9 Absence of Certain Changes. Since December 31, 2013, the Company and its Subsidiaries, taken as a whole, have conducted their business in all material respects in the ordinary course of business and consistent with past practice. From December 31, 2013 to the date hereof, there has not been any Material Adverse Effect or any Effect that would, individually or in the aggregate with other Effects, have or reasonably be expected to have a Material Adverse Effect.

Section 2.10 Brokers and Finders. Except for Houlihan Lokey, the fees of which will be paid by the Company, neither the Company nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any financial advisory fee, brokerage fees, commissions or finder’s fee, and no broker or finder has acted directly or indirectly for the Company or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

Section 2.11 Contracts. Except as set forth on Schedule 2.11, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (a “Material Contract”) to be performed in full or in part after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Documents. To the Company’s knowledge, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract which contains any provision that would prevent the Company, the Investor or any of the Affiliates of either of them from operating in a particular line or lines of business.

Section 2.12 Employee Benefits.

(a) Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, no material payment (whether of severance pay, bonus or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee will occur solely as a result of either the execution of or the performance of the transactions contemplated in this Agreement. Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, no payment or benefit that will be made by the Company or any of its Subsidiaries with respect to any Employee, solely as a result of either the execution of or the performance of the transactions contemplated in this Agreement, will be characterized as an “excess parachute payment,” within the meaning of Section 280G(b)(1) of the Code.

(b) The Company represents and warrants that neither the execution of, nor the performance of the transactions contemplated in, this Agreement will result in a violation, in any material respect, of any Law with respect to any Company Plan.

Section 2.13 Taxes. The Company in a timely manner has filed all tax returns and other reports required of it under all federal, state, local and foreign tax laws. All such returns and reports are correct and complete in all material respects. The Company has paid in full all taxes or other amounts due thereunder, including without limitation all taxes that the Company is obligated to withhold from amounts paid or payable to or benefits conferred upon employees, creditors and third parties. No tax examinations or audits of the Company are in progress or have taken place (i) on or after June 30, 2012, or (ii) to the Company’s knowledge, since August 1, 2009 and prior to June 30, 2012. The Company has not agreed, nor is it required, to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state or local law by reason of a change of accounting method initiated by it or any other relevant party. The Company is not and has not been a party to any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2) or to any other transaction that is a “reportable transaction” pursuant to Treasury Regulation Section 1.6011-4(b).

Section 2.14 Securities Act Compliance. None of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the offering of the Shares, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities (excluding beneficial owners who are Affiliates of the Investor), calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event.

Section 2.15 No Further Reliance . The Company acknowledges that it is not relying upon any representation or warranty made by the Investor not set forth in this Agreement or in an Ancillary Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor hereby represents and warrants to the Company as follows:

Section 3.1 Organization and Authority . The Investor (a) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (b) has the requisite limited partnership power and authority to own its property and assets and conduct its business in all material respects as currently conducted and (c) has been duly qualified as a foreign limited partnership for the transaction of business, and is in good standing, under the Laws of each other jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification except, in the case of clause (c), where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the Investor’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

Section 3.2 Authorization. The Investor has the requisite limited partnership power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Investor of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Investor’s governing authority, and no further approval or authorization by any of its partners or other equity owners is required. This Agreement and each Ancillary Agreement to which the Investor is a party constitutes the valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except as such may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar Laws affecting creditors’ rights generally and by general equitable principles and except as may be limited by applicable Law and public policy.

Section 3.3 Non-Contravention; Governmental Authorization.

(a) The execution, delivery and performance by the Investor of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the transactions contemplated hereunder and thereunder will not: (i) conflict with or violate any provision of its certificate of formation, limited partnership agreement or similar governing documents; (ii) conflict with or result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right to termination, acceleration or cancellation under any Contract to which the Investor is a party or by which its properties may be bound or affected; or (iii) conflict with or violate any Law applicable to the Investor, except in the case of clause (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the Investor’s ability to perform its obligations under this Agreement.

(b) Each approval, consent, order, authorization, designation, declaration or filing by or with any Governmental Entity necessary in connection with the execution and delivery by the Investor of this Agreement and the consummation of the transactions contemplated herein has been obtained or made and is in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the Investor’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby. The execution, delivery and performance by the Investor of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the transactions contemplated hereunder and thereunder will not require (i) any filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any similar applicable antitrust Law or (ii) the expiration of any waiting periods with respect thereto.

Section 3.4 Securities Act Compliance. The Shares are being acquired by the Funds for their own account for the purpose of investment and not with a view to or for sale in connection with any public resale or distribution thereof in violation of applicable securities Laws. The Investor and each Fund is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act and is knowledgeable, sophisticated and experienced in business and financial matters, and fully understands the limitations on ownership, sale, transfer or other disposition of the Shares. The Investor and each Fund understands that the Shares may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by Law. Neither the Investor nor the Funds nor, to the extent either the Investor or the Funds have them, any of their respective, managers, general partners, directors or executive officers (collectively with the Investor, the “Investor Covered Persons”), are subject to any Disqualification Event. The Investor has exercised reasonable care to determine whether any Investor Covered Person is subject to a Disqualification Event.

Section 3.5 Brokers and Finders. Neither the Investor nor any of its Affiliates or any of their respective officers or directors has employed any broker or finder or incurred any liability for any financial advisory fee, brokerage fees, commissions or finder’s fee, and no broker or finder has acted directly or indirectly for the Investor or any of its Affiliates or any of their respective officers or directors in connection with this Agreement or the transactions contemplated hereby.

Section 3.6 Financial Capability. At the Closing the Investor will have available funds necessary to consummate the Initial Closing, its obligations with respect to the Rights Offering, and the Subsequent Closing, in each case on the terms and conditions contemplated by this Agreement.

Section 3.7 No Further Reliance. The Investor acknowledges that it is not relying upon any representation or warranty made by the Company not set forth in this Agreement or in an Ancillary Agreement. The Investor acknowledges that it has conducted such review and analysis of the business, assets, condition, operations and prospects of the Company and its Subsidiaries that the Investor considers sufficient for purposes of the purchase of the Shares.

ARTICLE IV

COVENANTS

Section 4.1 Public Announcements. The Investor and the Company shall consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any public announcement without the prior consent of the other party, which consent shall not be unreasonably withheld, except as may be required by applicable Law.

Section 4.2 Further Assurances. Each party hereto shall do and perform or cause to be done and performed all further acts and shall execute and deliver all other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.3 Indemnification of Resigning Directors.

(a) All rights to indemnification by the Company existing as of the date of this Agreement in favor of each of William T. Clifford, Michael A. Margolis and John Nemelka (the “Resigning Directors”) for their acts and omissions occurring prior to the Initial Closing, as provided in the Company Organizational Documents and as provided in the Indemnification Agreements, shall survive the Initial Closing and the transactions contemplated by this Agreement and shall be honored by the Company and its Subsidiaries to the fullest extent available under Delaware law for a period of six years from the Initial Closing, and any claim made requesting indemnification pursuant to such indemnification rights within such six-year period shall continue to be subject to this Section 4.3(a) and the indemnification rights provided under this Section 4.3(a) until disposition of such claim.

(b) From the Initial Closing until the sixth anniversary of the Closing Date, the Company (together with its successors and assigns, the “Indemnifying Parties”) shall, to the fullest extent that the Company would have been permitted to under applicable Law, the Company Organizational Documents and the Indemnification Agreements, indemnify, defend and hold harmless each Resigning Director in his capacity as a director of the Company against all losses, claims, damages, liabilities, fees, expenses, judgments or fines incurred by such Resigning Director as a director of the Company, to the extent arising out of or pertaining to any and all matters pending, existing or occurring at or prior to the Initial Closing, whether asserted or claimed prior to, at or after the Initial Closing, including any such matter arising under any claim with respect to the transactions contemplated by this Agreement. Without limiting the foregoing, the Indemnifying Parties shall also, to the fullest extent permitted under applicable Law, advance reasonable costs and expenses (including attorneys’ fees) incurred by any Resigning Director in connection with matters for which such Resigning Director is eligible to be indemnified pursuant to this Section 4.3(b) within fifteen (15) days after receipt by the Company of a written request for such advance, subject to the execution by any such Resigning Director of appropriate undertakings to repay such advanced costs and expenses if it is ultimately determined that such Resigning Director is not entitled to indemnification.

(c) In the event the Company or its Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Person of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, the Company shall ensure that the successors and assigns of the Company or its Subsidiaries, as the case may be, shall assume the obligations set forth in this Section 4.3.

(d) The provisions of this Section 4.3 shall survive the Initial Closing, the Rights Offering and the Subsequent Closing and are (i) intended to be for the benefit of, and will be enforceable by, each of the Resigning Directors and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. This Section 4.3 may not be amended, altered or repealed after the Initial Closing without the prior written consent of the affected Resigning Director.

Section 4.4 Treatment of Unvested Equity Held by Resigning Directors. Each of the Company and the Investor hereby acknowledge and agree that, subject to the consummation of the Initial Closing, (a) for purposes of the SWK Holdings Corporation 2010 Equity Incentive Plan, the transactions contemplated by this Agreement, including, without limitation, the Initial Closing, constitute a Corporate Transaction (as defined in such plan) and, accordingly, all shares of restricted stock issued to the Resigning Directors in their capacity as Outside Directors (as defined in such plan) and currently held by the Resigning Directors shall fully vest as of the Initial Closing, (b) the 750,000 shares of restricted stock granted by the Company to Mr. Nemelka on May 14, 2012 shall remain outstanding following the Initial Closing and shall continue to vest in accordance with the terms thereof, and (c) for purposes of the Kana Software, Inc. 1999 Stock Incentive Plan, as amended, all options to purchase shares of Common Stock held by the Resigning Directors shall remain outstanding and exercisable through the first anniversary of the Closing Date, at which time they shall immediately terminate.

Section 4.5 Reimbursement of Transaction Expenses. The Investor shall promptly inform the Company of the aggregate amount of Transaction Expenses incurred through the Initial Closing (the “Initial Closing Transaction Expenses”), and shall provide documentation, reasonably satisfactory to the Company, of such Initial Closing Transaction Expenses. Within three Business Days after receipt of such documentation, the Company shall reimburse the Investor, by wire transfer of immediately available funds, in an amount equal to the aggregate amount of Initial Closing Transaction Expenses, which shall not exceed $900,000.

ARTICLE V

INDEMNIFICATION

Section 5.1 Period for Making Claims for Indemnification. Claims for indemnification under Section 5.2(a) and Section 5.3(a) may be made at any time prior to the first anniversary of the Closing Date, and not thereafter. Neither the Company nor the Investor shall have any liability whatsoever with respect to any claim for indemnification under Section 5.2(a) or Section 5.3(a) unless notice of such claim is given to the other party prior to the first anniversary of the Closing Date.

Section 5.2 Indemnification by the Company. The Company shall save, defend, indemnify and hold harmless the Investor and its Affiliates and the respective Representatives, successors and assigns of each of the foregoing (the “Investor Indemnified Parties”) from and against any and all losses, damages, liabilities, deficiencies, claims, diminution of value, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”), asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a) any breach of any representation or warranty made by the Company contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto or in connection with the transactions contemplated hereby; and

(b) any breach of any covenant or agreement by the Company contained in this Agreement.

Section 5.3 Indemnification by the Investor. The Investor shall save, defend, indemnify and hold harmless the Company and its Affiliates and the respective Representatives, successors and assigns of each of the foregoing (the “Company Indemnified Parties”) from and against any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a) any breach of any representation or warranty made by the Investor contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto or in connection with the transactions contemplated hereby; and

(b) any breach of any covenant or agreement by the Investor contained in this Agreement.

Section 5.4 Procedures. Payment of amounts due under this indemnity shall be made promptly upon demand by the indemnified party as and when incurred by wire transfer of immediately available funds to an account designated in writing by the indemnified party to the indemnifying party.

Section 5.5 Limitations on Indemnification.

(a) The Company shall not be liable for Losses as a result of, arising out of or relating to claims for indemnification under Section 5.2(a) until the aggregate amount of all such Losses exceeds $500,000 (the “Basket”), at which point the Company shall be liable for the amount of such Losses in excess of the Basket, subject to Section 5.5(b). Notwithstanding the previous sentence, the Company shall be liable for all Losses (without giving effect to the Basket), subject to Section 5.5(b), as a result of, arising out of or relating to claims for indemnification under Section 5.2(a) for a breach of Section 2.2, Section 2.3(a) or Section 2.4. The Investor shall not be liable for Losses as a result of, arising out of or relating to claims for indemnification under Section 5.3(a) until the aggregate amount of all such Losses exceeds the Basket, at which point the Investor shall be liable for the amount of such Losses in excess of the Basket, subject to Section 5.5(b). Notwithstanding the previous sentence, the Investor shall be liable for all Losses (without giving effect to the Basket), subject to Section 5.5(b), as a result of, arising out of or relating to claims for indemnification under Section 5.3(a) for a breach of Section 3.2.

(b) The aggregate amount of Losses for which the Investor Indemnified Parties may be entitled to indemnification pursuant to Section 5.2(a) shall not exceed the sum of $15,000,000 (the “Cap”). Notwithstanding the previous sentence, the aggregate amount of Losses for which the Investor Indemnified Parties shall be liable as a result of, arising out of or relating to claims for indemnification under Section 5.3(a) for a breach of Section 3.2 shall be an amount equal to the sum of the Initial Closing Purchase Price and the Subsequent Closing Purchase Price. The aggregate amount of Losses for which the Company Indemnified Parties may be entitled to indemnification pursuant to Section 5.3(a) shall not exceed the Cap. Notwithstanding the previous sentence, the aggregate amount of Losses for which the Company Indemnified Parties shall be liable as a result of, arising out of or relating to claims for indemnification under Section 5.2(a) for a breach of Section 2.2, Section 2.3(a) or Section 2.4 shall be an amount equal to the sum of the Initial Closing Purchase Price and the Subsequent Closing Purchase Price.

Section 5.6 Exclusive Remedy. Except for the remedies described in Section 6.11, this Article V provides the exclusive remedy for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement and/or the transactions contemplated hereby.

ARTICLE VI

GENERAL PROVISIONS

Section 6.1 Fees and Expenses. Except as otherwise provided herein (including as provided by Sections 1.1 and 1.5), all fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

Section 6.2 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

Section 6.3 Waiver. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof. Any such waiver by a party shall be valid only if set forth in writing by such party.

Section 6.4 Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered personally, (b) on the date of delivery, if delivered by facsimile during business hours, or on the next Business Day, if delivered by facsimile outside of business hours, in each case upon confirmation of receipt, (c) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier services, or (d) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, to the parties to this Agreement at the following address or to such other address either party to this Agreement shall specify by notice to the other party:

If to the Company:

SWK Holdings Corporation

15770 North Dallas Parkway, Suite 1290

Dallas, Texas 75248

Attention: Chief Executive Officer

Facsimile: (972) 687-7255

With a copy to (which shall not constitute notice):

Goodwin Procter LLP

53 State Street

Boston, Massachusetts 02109

Attention: James A. Matarese

        John M. Mutkoski

Facsimile: (617) 523-1231

If to the Investor:

Carlson Capital, L.P.

2100 McKinney Avenue, Suite 1800

Dallas, Texas 75201

Attention: Christopher W. Haga

Facsimile: (214) 932-9601

With a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP

2100 McKinney Avenue, Suite 1100

Dallas, Texas 75201

Attention: Jeffrey A. Chapman

        Robert B. Little

Facsimile: (214) 571-2924

Section 6.5 Entire Agreement. This Agreement, together with the Ancillary Agreements, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements, arrangements and understandings, both oral and written, between the parties and/or their Affiliates with respect to the subject matter of this Agreement. No party to this Agreement shall have any legal obligation to enter into the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 6.6 Actions by the Company. Any action required or permitted by the Company to (a) amend, modify or supplement this Agreement pursuant to Section 6.3, (b) waive any right or remedy under this Agreement pursuant to Section 6.4 or (c) exercise or otherwise enforce any right or remedy under this Agreement shall be taken only if approved by a majority of the then-current members of the Board that are (i) independent under the rules of The NASDAQ Stock Market and (ii) disinterested with respect to the subject matter of such action.

Section 6.7 Third-Party Beneficiaries. Nothing in this Agreement shall confer upon any person other than the parties and their respective successors and permitted assigns any right of any nature, except for the provisions in Section 4.3 and Article V, which shall inure to the benefit of the persons or entities benefiting therefrom who are expressly intended to be third-party beneficiaries thereof and who may enforce the covenants contained therein.

Section 6.8 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 6.9 Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may only be brought in any state or federal court located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.

Section 6.10 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.11 Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, each of the Company and the Investor acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to seek a decree of specific performance, provided that such party is not in material default hereunder. The Company and the Investor agree that, if for any reason a party shall have failed to perform its obligations under this Agreement, then the party seeking to enforce this Agreement against such nonperforming party shall be entitled to specific performance and injunctive and other equitable relief, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that any party may have against another party for any failure to perform its obligations under this Agreement, including the right to seek damages for a breach of any provision of this Agreement, and all rights, powers and remedies available (at law or in equity) to a party in respect hereof by the other party shall be cumulative and not alternative or exclusive, and the exercise or beginning of the exercise of any thereof by a party shall not preclude the simultaneous or later exercise of any other rights, powers or remedies by such party.

Section 6.12 Assignment; Successors. This Agreement may not be assigned by either party without the prior written consent of the other party, except that the Investor may assign this Agreement to any of its Affiliates. Subject to the preceding sentence, this Agreement will be binding upon the parties and their respective successors and assigns.

Section 6.13 Severability. If any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

Section 6.14 Counterparts; facsimile or.pdf signature. This Agreement may be executed in counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 6.15 Interpretation. When a reference is made in this Agreement to “Preamble,” “Articles,” “Sections” or “Annexes,” such reference shall be to a Preamble, Article or Section of, or Annex to, this Agreement unless otherwise indicated. The terms defined in the singular have a comparable meaning when used in the plural, and vice versa. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel. All references to “$” or “dollars” mean the lawful currency of the United States of America. Except as expressly stated in this Agreement, all references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Investor and the Company have caused this Agreement to be executed as of the date first written above.

SWK HOLDINGS CORPORATION

By:	/s/ Brett Pope
Name: Brett Pope
Title: Chief Executive Officer

CARLSON CAPITAL, L.P.

By:	/s/ Christopher W. Haga
Name: Christopher W. Haga
Title: Portfolio Manager

SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT

ANNEX I

Certain Defined Terms

“Action” means an action, suit, claim, arbitration, investigation, inquiry, grievance or other proceeding.

“Affiliate” of any Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person; provided, for purposes of this Agreement, the Company and its Subsidiaries shall not be deemed to be Affiliates of the Investor.

“Ancillary Agreements” means the Stockholders’ Agreement, the Voting Agreement Amendment, the Rights Agreement Amendment, and the Management Employment Agreements.

“Beneficially Own” has the meaning attributed it in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the date of this Agreement; provided that any Person shall be deemed to Beneficially Own any securities that such Person has the right to acquire, whether or not such right is exercisable immediately.

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or one on which banks are authorized or required to close in Dallas, Texas.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Organizational Documents” means (i) the Company’s second amended and restated certificate of incorporation, as amended and (ii) the Company’s amended and restated bylaws, each as in effect as of the date of this Agreement.

“Company Plan” means any “employee benefit plan” (within the meaning of ERISA section 3(3)), “multiemployer plans” (within the meaning of ERISA section 3(37)), and all stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, collective bargaining, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written or oral, legally binding or not, under which any Employee (or any of their dependents) has any present or future right to compensation or benefits or the Company or its Subsidiaries has had or has any present or future liability or with respect to which it is otherwise bound.

“Contract” means any contract, agreement, license, note, bond, mortgage, indenture, commitment, lease or other instrument or obligation, whether written or oral.

Annex I-1

“Control” means the possession, direct or indirect, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities, voting equity, limited liability company interests, general partner interests, or voting interests, by contract or otherwise.

“DGCL” means the General Corporation Law of the State of Delaware.

“Effect” shall have the meaning set forth in the definition of “Material Adverse Effect.”

“Employee” means each current, former, or retired employee, director or officer of the Company or any of its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” means any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity.

“Indemnification Agreements” means each of the indemnification agreements by and between the Company and each of the Resigning Directors, each as in effect as of the date of this Agreement.

“Law” means any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, judgment, order, writ, injunction, decree, arbitration award, license or permit of any Governmental Entity.

“Lien” means any pledge, claim, lien, charge, option, right of first refusal, encumbrance and security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership).

“Material Adverse Effect” means any event, state of facts, circumstance, development, change, effect or occurrence (an “Effect”) that (a) is materially adverse to the financial condition, business, properties, assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole, or (b) is materially adverse to the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the term Material Adverse Effect shall not include any Effect to the extent resulting from factors generally affecting the industries or markets in which the Company or any of its Subsidiaries operates; provided, that, the impact of such Effect is not disproportionately adverse to the Company and its Subsidiaries, taken as a whole, relative to other Persons in the industries or markets in which the Company or any of its Subsidiaries operates.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

Annex I-2

“Representatives,” with respect to any Person, means the directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives of such Person.

“SEC” means the Securities and Exchange Commission.

“Subsidiary,” with respect to any Person, means any Person (whether or not incorporated) directly or indirectly owned by such first Person or in respect of which such first Person has the power to vote or control 50% or more of any class or series of capital shares or other equity interests of such second Person.

“Transaction Expenses” means all reasonable and documented out-of-pocket expenses (including without limitation the fees, charges, disbursements and expenses of financial advisors, accountants, consultants, attorneys and other advisors) incurred by the Investor and paid to third parties by the Investor in connection with the transactions contemplated hereby.

“Votes” means the number of votes entitled to be cast generally in the election of directors to the Board.

“Voting Percentage” of a Person means, as of the date of determination, the ratio, expressed as a percentage, of (i) the Votes entitled to be cast by the holders of the Voting Securities Beneficially Owned by such Person to (ii) the aggregate Votes entitled to be cast by all holders of the then-outstanding Voting Securities.

“Voting Securities” means, together, (i) the Common Stock, (ii) any class of capital stock or other securities of the Company other than the Common Stock that are entitled to vote generally in the election of directors to the Board, and (iii) any of the securities described in clauses (i) or (ii) of this definition that a Person has the right to acquire, whether or not such right is exercisable immediately.

Annex I-3

Table of Additional Defined Terms

Agreement	1
Basket	15
Cap	15
Closing Date	2
Common Stock	1
Company	1
Company Financial Statements	7
Company Indemnified Parties	14
Company SEC Documents	7
Computershare	1
DBD	2
Dilution Make-Whole Purchase Price	4
Dilution Make-Whole Shares	3
Disqualification Event	10
Exchange Act	7
Funds	2
Indemnifying Parties	13
Initial Closing	2
Initial Closing Purchase Price	2
Initial Closing Shares	2

Initial Closing Transaction Expenses	14
Investor	1
Investor Covered Persons	11
Investor Indemnified Parties	14
Issuer Covered Person	10
Issuer Covered Persons	10
Losses	14
Management Employment Agreements	1
Material Contract	9
Prospectus	3
Registration Statement	1
Resigning Directors	12
Rights Agreement Amendment	1
Rights Offering	1
Securities Act	7
Shares	4
Stockholders’ Agreement	1
Subsequent Closing	4
Subsequent Closing Notice	3
Voting Agreement Termination	1

Annex I-4